Exhibit 1.1
DEALER MANAGER AGREEMENT
DORAL FINANCIAL CORPORATION
[XX], 2009
UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901
Ladies and Gentlemen:
          1. Exchange Offer. Doral Financial Corporation, a Puerto Rico corporation (the “Company”), proposed to offer to the holders of record (the “Holders”) to exchange securities listed on Schedule A (the “Securities”) to this Agreement (the “Exchange Offer”) for shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Exchange Offer will be on the terms and subject to the conditions set forth in the Prospectus (as defined below) and the accompanying Letter of Transmittal (the “Letter of Transmittal”) attached hereto as Exhibits A and B, respectively. For the avoidance of any doubt and except where the context indicates otherwise, all references in this Agreement to “written” shall include email communications.
     The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”), in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act (the “Act Regulations”), a registration statement on Form S-4 (File No. 333-[XX]), including a prospectus, relating to the Exchange Offer and the Common Stock. Except where the context otherwise requires, such registration statement, as amended when it became or becomes effective, including all documents filed as a part thereof, and including any information contained in a prospectus subsequently filed with the Commission pursuant to, and in accordance with, Rule 424(b) under the Act Regulations and deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Act Regulations, if applicable, is herein called the “Registration Statement,” the Prospectus in the form most recently furnished by the Company to the Dealer Manager for use by the Dealer Manager in connection with the Exchange Offer, including any preliminary prospectus filed on or after the date of this Dealer Manager Agreement (the “Agreement”), is herein called the “Prospectus.” The term “Disclosure Package,” as used herein, means collectively the Prospectus and the Registration Statement.
     As used in this Agreement, “business day” shall be defined as the term is defined in Rule 14d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the rules and regulations thereunder (the “Exchange Act Regulations”). The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement. Any terms capitalized but not defined herein shall have the definitions ascribed to them in the Prospectus.

          2. Appointment as Dealer Manager. The Company hereby engages and appoints UBS Securities LLC (“UBS” or “you”) as exclusive dealer manager (the “Dealer Manager”) and authorizes you to act as such in connection with the Exchange Offer, and you hereby agree to act as a Dealer Manager, on the terms and conditions set forth herein. On the basis of the representations, warranties, agreements and covenants of the Company in, and subject to the terms and conditions of this Agreement, you agree, as a Dealer Manager, in accordance with your customary practice, to use your commercially reasonable efforts to solicit exchanges of Securities in the Exchange Offer and perform such other services in connection with the Exchange Offer as are customarily performed by investment banks of international standing acting in such roles in connection with exchange offers of like nature, including, but not limited to, assisting the Company with respect to the timing, pricing and structure of the Exchange Offer, assisting the Company in the preparation of the Exchange Offer Materials (as defined below), identifying and contacting the holders of the Securities with respect to the Exchange Offer and participating in negotiations with such holders of the Securities and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks and trust companies and other nominees or holders of the Securities. Your duties or responsibilities, as Dealer Manager, will not include: (i) providing tax, legal, regulatory, accountancy or other specialist or technical advice or services, (ii) providing general financial or strategic advice, or (iii) assuming any responsibility for the verification of the information in the Exchange Offer Materials or any ancillary documents. In soliciting exchanges of Securities and generally in connection with the Exchange Offer, you, as Dealer Manager, are acting as an independent contractor and shall not be deemed to be acting as an agent of the Company, and the Company shall not be deemed to act as your agent, and no broker, dealer, commercial bank or trust company shall be deemed to be acting as your agent or as agent of the Company. You shall have no obligation to purchase any Securities in connection with the Exchange Offer. In addition, you shall not be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with the Company or any of its respective affiliates in connection with the Exchange Offer or otherwise. Your obligation to act as Dealer Manager shall be subject to: (i) the Company’s reasonable cooperation with and assistance to you in relation to identifying holders of Securities and carrying out the Exchange Offer; (ii) the Company obtaining any legal or regulatory approval, consent or authorization required in any relevant jurisdiction; and (iii) other terms and conditions in this Agreement.
          3. No Liability for Acts of Brokers, Dealers, Banks and Trust Companies. Neither you nor any of your affiliates, directors, officers, agents, employees or controlling persons shall have any liability (in tort, contract or otherwise) to the Company or to any other person for any losses, claims, damages, liabilities or expenses arising out of or from any act or omission on the part of any broker, dealer (other than yourself, your affiliates, directors, agents, employees and controlling persons to the extent set forth below), commercial bank or trust company or any other person, and neither you nor any of your affiliates, directors, officers, agents, employees or controlling persons shall have any liability (in tort, contract or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising out of or from your own acts or omissions in performing your obligations hereunder or otherwise in connection with the proposed Exchange Offer, except for any such losses, claims, damages, liabilities or expenses which are determined, in a final judgment by a court of competent jurisdiction that is no longer subject to appeal or other review, to have resulted solely from your or your affiliates’, directors’, officers’, agents’, employees’ and controlling persons’ gross negligence, willful misconduct or bad faith in performing the services that are the subject of this Agreement.

          4. The Exchange Offer Materials. The Company agrees to furnish you, without charge, with as many copies as you may reasonably request of: (i) the Prospectus (ii) the Letter of Transmittal to be used by holders tendering Securities in the Exchange Offer, (iii) any advertisements, press releases or summaries that the Company may use, prepare, file, distribute, approve or authorize for use in connection with the Exchange Offer, (iv) any forms of letters to brokers, dealers, commercial banks, trust companies and other nominees relating to the Exchange Offer, (v) any guidelines for certification for taxpayer identification number, (vi) any other materials that the Company may use, prepare, file, distribute, approve or authorize for use in connection with the Exchange Offer and (vii) any supplements or amendments to any of the foregoing, as well as such other documents and information as the Company may prepare or approve for use in the Exchange Offer (collectively, the “Exchange Offer Materials”). You and any other broker or dealer or any commercial bank or trust company are authorized to use copies of the Exchange Offer Materials in accordance with the terms and conditions of this Agreement without assuming any responsibility for independent investigation or verification on your part. The Company agrees that, at a reasonable time prior to using or filing with any governmental agency or instrumentality, any Exchange Offer Materials (including the filing of any information or documents to be incorporated by reference in the Exchange Offer Materials), it will submit copies of such materials to you and will not file any Exchange Offer Materials without your prior approval, which shall not be unreasonably withheld. During the period of the Exchange Offer, the Company will inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, which it believes would require the making of any material change in any of the Exchange Offer Materials then being used or would affect the truth, accuracy or completeness of any representation or warranty contained in this Agreement as if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact. You agree to furnish no written material to holders in connection with the Exchange Offer other than the Exchange Offer Materials without the Company’s prior written consent.
          5. Consideration. The Company agrees to pay you as compensation for services as Dealer Manager in connection with the Exchange Offer, a fee of      % of the aggregate liquidation preference of all Securities exchanged by the Company in the Exchange Offer (the “Fee”). The Fee shall be payable in full on the date of completion of the Exchange Offer, or earlier termination date, if applicable.
          6. Expenses of Dealer Manager and Others. Regardless whether the Exchange Offer occurs or is consummated, and in addition to the Fee, the Company agrees to pay (or, to the extent that the Dealer Manager shall have paid for any of the following items, to reimburse the Dealer Manager for such payments) on the Settlement Date, or, if applicable, the earlier termination date, of the Exchange Offer all expenses incurred in connection with the transactions contemplated by this Agreement, including but not limited to all fees and expenses relating to (a) the preparation, filing, printing, mailing and dissemination of the Exchange Offer Materials and any other material prepared in connection with the Exchange Offer and any amendments or supplements thereto and furnishing copies of each thereof to the Dealer Manager (including costs of mailing and shipment), (b) the printing or other production, mailing and delivery expense incurred in connection with the Exchange Offer Materials, (c) the registration, issue, sale and delivery of the Common Stock and any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Common Stock, (d) the qualification of the Common Stock for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for the Company relating thereto) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Dealer Manager, (e) any listing fees of the Common Stock for listing on the New York Stock Exchange (the “NYSE”), (f) any filing for review of the Exchange Offer or the sale of the Common Stock by the Financial Industry Regulatory Authority (the “FINRA”), including the legal fees and filing fees and other disbursements of counsel to the Company relating to FINRA matters, (g) the fees and disbursements of any transfer agent or registrar for the Securities or the Common Stock, (h) all advertising charges (other than any incurred by the Dealer Manager pursuant to Section 13 hereof), (i) all fees and expenses of the Company’s counsel and accountants, (j) all fees and expenses of the Information Agent (as defined below), the Exchange Agent (as defined below), any tabulation agent or paying agent, the Clearing System (as defined below) and any other person or entity rendering services in connection therewith, (k) to brokers and dealers (including you), commercial banks, trust companies and other nominees the amount of their customary mailing and handling expenses in connection with forwarding the Exchange Offer Materials to their customers, and (l) all reasonable fees and expenses (including the fees and expenses of your counsel, Sidley Austin llp, including any local counsel) incurred by you in connection with your services as Dealer Manager. Notwithstanding the foregoing, in the event that the Exchange Offer is withdrawn, terminated or cancelled, the Company’s obligation to pay expenses under this Section 6 shall extend only to expenses accrued as of the date of such withdrawal, termination or cancellation.
          7. Securityholder Lists; Exchange Agent; Information Agent. The Company shall provide you or cause the Information Agent or the Depository Trust Company (the “Clearing System”) to provide you with cards or lists or other records in such form as you may reasonably request in reasonable quantities or copies thereof showing the names and addresses of, and liquidation amounts of Securities held by, the holders of Securities as of a recent date, and will advise you or cause the Exchange Agent or the Clearing System to advise you from day to day during the period of the Exchange Offer as to any transfers of record of Securities. You agree to use such information only in connection with the Exchange Offer and, unless such information becomes publicly available (other than by your breach of the following undertaking), not to furnish such information to any other person except in connection with the Exchange Offer or as required by law or upon request of any governmental or regulatory agency or any securities exchange having jurisdiction with respect to you, as Dealer Manager, or the Exchange Offer.
          MacKenzie Partners, Inc. has been appointed to serve as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer and has been instructed to advise you at least daily as to (i) the number and liquidation amount of Securities validly and defectively tendered for exchange on such day; (ii) the number and liquidation amount of Securities validly tendered for exchange represented by certificates physically held by the Exchange Agent on such day; (iii) the cumulative total of Securities in categories (i) and (ii) above; and (iv) any other information as you may reasonably request in connection with the Exchange Offer. MacKenzie Partners, Inc. has been appointed to serve as information agent (the

“Information Agent”) in connection with the Exchange Offer and, as such, to advise you as to such matters relating to the Exchange Offer as you may request and furnish you with any written reports concerning any such information as you may request.
          You are hereby authorized to communicate with the Clearing System, the Exchange Agent and the Information Agent in connection with matters relating to the Exchange Offer.
          8. Representations and Warranties of the Company. The Company represents and warrants to you, and agrees with you that as of the date hereof, the date of the commencement of the Exchange Offer (the “Commencement Date”), during the period of the Exchange Offer, the expiration date of the Exchange Offer (the “Expiration Date”), as of the settlement date of the Exchange Offer (the “Settlement Date”) and as of the date of filing, publication and/or distribution of the Exchange Offer Materials:
     (i) Prior to the Expiration Date, the Registration Statement will have become, and will be, effective under the Act; after such effective date, no stop order of the Commission preventing or suspending the effectiveness of the Registration Statement, or notice objecting to its use, shall have been issued, and no proceedings for such purpose shall have been instituted or, to the Company’s knowledge, threatened by the Commission; the Registration Statement complied when filed, and will comply when it becomes effective, in all material respects with the requirements of the Act and the Act Regulations, and the Prospectus complied, on the date hereof, and will comply, as of its date, in all material respects, with the requirements of the Act and the Act Regulations; the Company meets the conditions to the use of Form S-4 with respect to the Registration Statement in connection with the Exchange Offer as contemplated by this Agreement; the Registration Statement does not, as of the date hereof, will not when it becomes effective, and will not, as of the Commencement Date, the Expiration Date and the Settlement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Prospectus does not as of its date, and will not as of the Commencement Date, the Expiration Date and the Settlement Date, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Disclosure Package does not as of its date, and will not as of the Commencement Date, the Expiration Date and the Settlement Date, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Company has not, prior to the execution of this Agreement, offered or sold any Common Stock by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) including, in each case, any free writing prospectus (as defined in Rule 405 under the Act Regulations) in connection with the Exchange Offer and will not, at any time on or after the execution of this Agreement, offer or sell any Common Stock by means of any “prospectus” (within the meaning of the Act) or use any “prospectus” (within the meaning of the Act) including, in each case, any free writing prospectus (as defined in Rule 405 under the Act Regulations) in connection with the Exchange Offer other than the Prospectus;

     (ii) the Company has an authorized and outstanding capitalization as set forth in the section of the Prospectus entitled “Capitalization”, and, the Company shall have an authorized and outstanding capitalization as set forth in the section of the Prospectus entitled “Capitalization” (subject, in each case, to the issuance of shares of Common Stock in the Exchange Offer and the issuance of shares of Common Stock upon exercise of stock options, warrants, and rights disclosed as outstanding in the Registration Statement and the Prospectus and the grant of options under existing stock option plans described in the Registration Statement and the Prospectus);
     (iii) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own or lease, as the case may be, and operate its properties and conduct its business as described in the Disclosure Package; the Company is (x) duly qualified in or licensed by, and is in good standing (or other similar concept that may exist in the applicable jurisdiction) in, each jurisdiction in which the nature of its respective businesses requires such qualification or licensing, and (y) in compliance in all material respects with the applicable laws, orders, rules, regulations and directives issued or administered by such jurisdictions, except, with respect to (x) and (y), for any failure to be so qualified, so authorized, in good standing or in compliance with the applicable laws, orders, rules, regulations and directives issued or administered by such jurisdictions, as would not reasonably be expected to have a Material Adverse Effect (as defined below); and the Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”);
     (iv) the Company has no subsidiaries (as defined under the Act) other than those listed on Schedule B of this Agreement (collectively, the “Subsidiaries”); the Company owns all of the issued and outstanding capital stock of each of the Subsidiaries; complete and correct copies of the charters and the bylaws of the Company and each Subsidiary and all amendments thereto have been delivered to you, and no changes therein will be made on or after the date hereof through and including the Settlement Date; each Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package; each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect; all of the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no security interest, other encumbrance or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Subsidiaries are outstanding;

     (v) all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and fully paid and non-assessable and were not issued in violation of any statutory or preemptive, resale rights, rights of first refusal or similar right; the issuance of the Common Stock has been duly authorized and will be validly issued and fully paid and non-assessable and will not be issued in violation of any statutory or preemptive, resale rights, rights of first refusal or similar right, and the Common Stock when issued will be free of any restriction upon the voting or transfer thereof pursuant to the law of Puerto Rico or the Company’s charter or bylaws or agreement or other instrument to which the Company is a party;
     (vi) the capital stock of the Company, including the Common Stock and the Securities, conforms in all material respects to each description thereof, in the Prospectus;
     (vii) the Company has full corporate power and authority to take, and has duly taken, all necessary corporate action to authorize the Exchange Offer and the execution, delivery and performance of this Agreement;
     (viii) this Agreement has been duly authorized, executed and delivered by the Company and upon such execution by the Company (assuming the due authorization, execution and delivery by the other parties thereto) is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;
     (ix) neither the Company nor any of the Subsidiaries is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (A) its charter or bylaws, (B) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, (C) any federal, state, local or foreign law, regulation or rule, (D) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (E) any decree, judgment or order applicable to it or any of its properties, which violation or default would, in the case of clauses (B), (C), (D) and (E) above, either individually or in the aggregate with all other violations and defaults referred to in this paragraph, reasonably be expected to result in a Material Adverse Effect or prevent or materially interfere with the consummation of the transactions contemplated hereby;

     (x) the Exchange Offer, the exchange of the Securities pursuant to the Exchange Offer, the issuance of Common Stock pursuant to the Exchange Offer and the transactions contemplated thereby, all in accordance with the Exchange Offer Materials, including the satisfaction of the conditions contained therein, and the execution, delivery and performance of this Agreement will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Subsidiary pursuant to) (A) the charter or bylaws of the Company or any of the Subsidiaries, (B) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, (C) any federal, state, local or foreign law, regulation or rule, including, without limitation, the Act and the Act Regulations, the Exchange Act and Exchange Act Regulations, the Trust Indenture Act of 1939 and the rules and regulations thereunder, the various state securities or “blue sky” laws, and all other governmental, regulatory, administrative, stock exchange, or similar authorities having jurisdiction over the Company, its subsidiaries or affiliates, or its business, operations or assets (collectively, “Other Applicable Securities Laws”), (D) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE and FINRA, or (E) any decree, judgment or order applicable to the Company or any of the Subsidiaries or any of their respective properties, which violation or default would, in the case of clauses (B), (C), (D) and (E) above, either individually or in the aggregate with all other violations and defaults referred to in this paragraph, reasonably be expected to result in a Material Adverse Effect;
     (xi) no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the shareholders of the Company, is required in connection with the Exchange Offer or the consummation of the transactions contemplated hereby, other than (i) registration of the Common Stock under the Act, which has been effected (or, with respect to any registration statement to be filed hereunder pursuant to Rule 462(b) under the Act, will be effected in accordance herewith), (ii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Securities will be exchanged or (iii) under the Conduct Rules of FINRA;
     (xii) except as set forth in the Prospectus, (i) no person has the right to cause the Company to issue or sell to it any shares of Common Stock or shares of any other capital stock or other equity interests of the Company, (ii) no person has any preemptive or similar rights to purchase any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company and (iii) no person has the right to act as an underwriter or as a financial advisor to the Company in connection with the Exchange

Offer; and no person has the right, contractual or otherwise, to cause the Company to register under the Act any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the Exchange Offer as contemplated thereby or otherwise;
     (xiii) each of the Company and the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct their respective businesses; neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Subsidiaries taken as a whole (the occurrence of any such effect or any such prevention or interference or any such result being herein referred to as a “Material Adverse Effect”);
     (xiv) all affiliate transactions, off-balance sheet transactions (including, without limitation, transactions related to, and the existence of, “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), contracts, licenses, agreements, properties, leases or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement have been so described or filed as required;
     (xv) there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of the Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), except any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially interfere with the consummation of the transactions contemplated hereby;
     (xvi) PricewaterhouseCoopers LLP, whose report on the consolidated financial statements of the Company and its subsidiaries is included in the Registration Statement and the Prospectus, is an independent registered public accounting firm as required by the Act, the Act Regulations and by the rules of the Public Company Accounting Oversight Board;

     (xvii) the financial statements included in the Prospectus, together with the related notes and schedules, present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in “stockholder” equity of the Company and the Subsidiaries for the periods specified and have been prepared in compliance in all material respects with the requirements of the Act and Exchange Act and in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved; all pro forma financial statements or data included in the Registration Statement and the Prospectus comply with the requirements of the Act and the Exchange Act, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data; the other financial and statistical data contained in the Disclosure Package, are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; and there are no financial statements (historical or pro forma) that are required to be included in the Disclosure Package that are not included as required (including, without limitation, as required by Rules 3-12 or 3-05 or Article 11 of Regulation S-X promulgated under the Act); and all disclosures contained in the Registration Statement and the Disclosure Package, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable;
     (xviii) subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole;
     (xix) neither the Company nor any Subsidiary is, and after giving effect to the transactions contemplated hereby, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act);
     (xx) the Company and each of the Subsidiaries have good and marketable title to all property (real and personal) described in the Registration Statement and the Prospectus, as being owned by any of them, free and clear of all liens, claims, security interests or other encumbrances, except where the failure to so own such property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; all the property described in the Registration Statement and the Prospectus as being held under lease by the Company or a Subsidiary is held thereby under valid, subsisting and enforceable leases, except where the failure to so lease such property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (xxi) neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries;
     (xxii) to the best of the Company’s knowledge, (i) none of the Company, its Subsidiaries or any of their respective properties, assets and operations are in violation of, any Environmental Laws (as defined below) and (ii) neither the Company nor any of its Subsidiaries are required to hold any permits or obtain any authorizations under any Environmental Laws (as defined below), except in each case where the failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect (as used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law);
     (xxiii) all tax returns required to be filed by the Company or any of the Subsidiaries have been timely filed (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect), and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided or as would not reasonably be expected to result in a Material Adverse Effect;

     (xxiv) the Company and each of the Subsidiaries maintain a system of internal accounting controls meeting the requirements of Section 13(b)(2) of the Exchange Act and sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for the Company’s assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
     (xxv) the Company maintains a system of internal accounting controls the Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that (i) material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Act with respect to documents required to be filed by the Company with the Commission, and (ii) the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; the Company, the Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NYSE promulgated thereunder;
     (xxvi) the statements in the Prospectus under the heading “Certain United States Federal Income Tax Considerations,” insofar as such statements constitute statements or summaries of matters of United States Federal tax consequences to certain holders of the securities, provide a fair and accurate summary of such consequences under current law in all material respects;
     (xxvii) each “forward-looking statement” contained in the Registration Statement, or the Prospectus has been made or reaffirmed with a reasonable basis and in good faith;

     (xxviii) all statistical or market-related data included in the Registration Statement, and the Prospectus, are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required;
     (xxix) neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”); and the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith;
     (xxx) the operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened;
     (xxxi) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of the Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”);
     (xxxii) no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in the Registration Statement and the Prospectus;
     (xxxiii) the issuance of the Common Stock as contemplated in the Exchange Offer Materials will not cause any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants or other rights to purchase capital stock or any other securities of the Company to have any right to acquire any shares of preferred stock of the Company;
     (xxxiv) the Company has not received any notice from the NYSE regarding the delisting of the Common Stock from the NYSE;

     (xxxv) the Company has not taken nor will take, directly or indirectly, any action designed to cause or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of the Securities to facilitate the Exchange Offer or encourage tenders by holders of Securities in the Exchange Offer;
     (xxxvi) except as would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, the Company and each of the Subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) for which the Company or any of its Subsidiaries or ERISA Affiliates would have any liability; the Company and each of its Subsidiaries or their ERISA Affiliates have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the United States Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”); and each “employee benefit plan” for which the Company and each of its Subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification. “ERISA Affiliate” means, with respect to the Company or a Subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 400(b) of ERISA of which the Company or such Subsidiary is a member;
     (xxxvii) each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its subsidiaries and except for such defects in title or liens, claims, charges, options, encumbrances, mortgages, pledges or security interests or other restrictions of any kind that would not be material to the Company and its Subsidiaries. Such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP;
     (xxxviii) except as would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, any and all material interest rate swaps, caps, floors, option agreements (other than employee stock options) and other interest risk management arrangements, whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable laws, rules, regulations and policies of all applicable regulatory agencies. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder; and

          9. Additional Covenants. (a) The Company agrees to (a) to notify you promptly (i) of the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment), (ii) of the receipt of any comments or requests for additional information from the Commission, and (iii) of the suspension of the qualification of the shares of Common Stock to be issued in the Exchange Offer in any jurisdiction.
          (b) The Company agrees that it will endeavor to cooperate in qualifying the shares of Common Stock to be issued in the Exchange Offer for offering and sale, as applicable, under the securities or blue sky laws of such states or other jurisdictions as you may designate and to maintain such qualifications in effect so long as required for the distribution of such shares of Common Stock; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the shares of Common Stock to be issued in the Exchange Offer); and to promptly advise you of the receipt by the Company of any notification with respect to the suspension of the qualification of such shares of Common Stock, for offer and sale, as applicable, in any jurisdiction or the initiation or threatening of any proceeding for such purpose.
          (c) The Company will use its commercially reasonable best efforts to cause the Common Stock to be issued in the Exchange Offer to be listed on the NYSE within 30 days of the Settlement Date and to maintain the qualification therefor.
          (d) The Company will furnish to the Dealer Manager as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto) as the Dealer Manager may reasonably request from time to time for the purposes contemplated by the Act and the Exchange Act; the Dealer Manager and any other broker or dealer or any commercial bank or trust company are authorized to use copies of the Prospectus in accordance with the terms and conditions of this Agreement without assuming any responsibility for the accuracy, completeness or fairness of the statements contained therein.
          (e) The Company shall furnish to you copies of the Registration Statement and Prospectus, as initially filed with the Commission, and of all amendments thereto (including all exhibits thereto) and sufficient copies of the foregoing (other than exhibits).
          (f) If, after the time this Agreement is executed and delivered, it is necessary for the Registration Statement or any post-effective amendment thereto to be declared effective before the shares of Common Stock to be issued in the Exchange Offer may be issued, the Company will use its reasonable best efforts to cause the Registration Statement or such post-effective amendment to become effective as soon as practicable, and the Company will advise the Dealer Manager promptly and, if requested by the Dealer Manager, will confirm such advice in writing, (i) when the Registration Statement and any such post-effective amendment thereto has become effective, and (ii) if Rule 430A under the Act Regulations is used, when the Prospectus is filed with the Commission pursuant to Rule 424(b) under the Act Regulations (which the Company agrees to file in a timely manner in accordance with the Act ).

          (g) Prior to and during the period up to the Expiration Date, the Company shall advise you promptly of (i) the occurrence of any event or the discovery of any fact that could reasonably be expected to cause or which causes the Company to fail to commence, withdraw, rescind or terminate the Exchange Offer or could reasonably be expected to permit the Company to exercise any right not to exchange Securities tendered for exchange thereunder, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which could reasonably be expected to require the making of any change in the Exchange Offer Materials or could reasonably be expected to cause a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iii) any proposal or requirement to modify, amend or supplement any of the Exchange Offer Materials, (iv) the issuance of any comments or order or the taking of any other action by the Commission, any other securities commission or other similar authority, any stock exchange on which the securities of the Company are listed (collectively, “Other Regulatory Authorities”) or any administrative or judicial tribunal or other governmental agency or instrumentality concerning the Exchange Offer (and, if in writing, will furnish you a copy thereof), (v) the commencement or threat in writing of any lawsuit or government proceeding in connection with the Exchange Offer and (vi) any other information relating to the Exchange Offer which you may from time to time reasonably request.
          (h) The Company and you each agree to keep the other reasonably informed as to the progress of the Exchange Offer during the pendency thereof, including providing information as to the number and amount of Securities that have been tendered for exchange pursuant to the Exchange Offer.
          (i) The Company will comply with all applicable requirements of law, including, without limitation, (i) the Exchange Act and the rules and regulations promulgated thereunder (other than, in the case of the Company, broker-dealer regulations), and the various state securities or “blue sky” laws, and (ii) Other Applicable Securities Laws, in each case in connection with the Exchange Offer and the other matters contemplated thereby and by this Agreement.
          (j) The Company agrees that at all times subsequent to the date hereof up to the Expiration Date, the Disclosure Package will comply with all applicable requirements of law and the Disclosure Package will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, if at any time during the period of the Exchange Offer any event shall occur or condition shall exist as a result of which the Disclosure Package will not comply in all material respects with all applicable requirements of law, or such Disclosure Package will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, then the Company shall either (i) promptly prepare such amendment or supplement to the Disclosure Package as may be necessary in order to correct such false or misleading statement or omission, and take such action to make the Disclosure Package comply with the requirements of law, and distribute such amendment or supplement to holders of Securities if it shall be necessary or desirable to so distribute such amendment or supplement to comply with the requirements of law, or (ii) withdraw from, cancel, rescind or otherwise terminate the Exchange Offer.

          (k) The Company shall file such reports pursuant to the Exchange Act in order to make generally available to its security holders an earnings statement (which need not be audited) of the Company (which will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act Regulations) as soon as is reasonably practicable after the termination of such twelve-month period.
          (l) The Company will disseminate, as required, any and all necessary amendments and supplements to any documents to be filed or furnished with the Commission, Other Regulatory Authorities or any other agency, or to be distributed to the holders of the Securities relating to the Exchange Offer and will promptly furnish to you true and complete copies of each such amendment and supplement prior to the distribution thereof.
          (m) The Company will advise the Dealer Manager promptly, confirming such advice in writing, of any notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible; to advise the Dealer Manager promptly of any proposal to amend or supplement the Registration Statement (including any post-effective amendment) or the Prospectus, and whether required to be filed pursuant to the Act or otherwise, and to provide you and your counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing.
          (n) Subject to Section 9(k) hereof, to file promptly all reports and documents required to be filed by the Company with the Commission in order to comply with the Exchange Act subsequent to the date of the Prospectus and prior to the Expiration Date; and to provide you, for your review and comment, with a copy of such reports and statements and other documents to be filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act during such period a reasonable amount of time prior to any proposed filing, and to promptly notify you of such filing.
          (o) without the consent of the Dealer Manager, not, at any time on or after the execution of this Agreement and prior to the earlier of the Settlement Date or the earlier termination of the Exchange Offer, to offer or sell any shares of Common Stock by means of any “prospectus” (within the meaning of the Act), any issuer free writing prospectus (as defined in Rule 433 under the Act Regulations or any other free writing prospectus (as defined in Rule 405 under the Act Regulations) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Act Regulations or use any “prospectus” (within the meaning of the Act), any issuer free writing prospectus (as defined in Rule 433 under the Act Regulations) or any other free writing prospectus (as defined in Rule 405 under the Act

Regulations) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Act Regulations in connection with the Exchange Offer other than the Prospectus, and without the consent of the Dealer Manager (which shall not be unreasonably withheld or delayed), not to make any offer or sale of shares of Common Stock by means, or use, of any written materials in connection with the Exchange Offer other than the Exchange Offer Materials.
          (p) In connection with the services to be provided by you hereunder, the Company agrees to furnish you and your counsel with all information concerning the Company that you reasonably deem appropriate and agrees to provide you with reasonable access to its officers, directors, accountants, counsel, consultants and other appropriate agents and representatives.
          (q) The Company will not take, directly or indirectly, any action that is designed to cause or result, or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any securities to facilitate the exchange of Securities in the Exchange Offer.
          (r) The Company shall on or prior to the Commencement Date have made appropriate arrangements, to the extent applicable, with DTC or any other “qualified” securities depository to allow for the book-entry movement of the tendered book-entry securities between depository participants and the Exchange Agent.
          (s) The Company shall maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.
          10. Indemnification. (a) The Company agrees to indemnify, defend and hold the Dealer Manager and its respective officers, directors, employees and agents harmless, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities and expenses, as incurred, (A) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company) or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact included in the Exchange Offer Materials or any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any withdrawal, termination or cancellation by the Company of, or failure by the Company to, make or consummate the Exchange Offer or the transactions contemplated thereby, (iv) any action taken or omitted to be taken by an indemnified person pursuant to this Agreement or with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company, or (v) any breach by the Company of any representation or warranty or failure to comply with any agreement or covenant contained herein, or (B) in connection with, or alleged to be in connection with, any matter in any way relating to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, except to the extent that, in the case of clause (A)(i), it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from any information provided in writing by the Dealer Manager specifically for inclusion in the Registration Statement or the Prospectus, or, in the case of clause (B), it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence, willful misconduct or bad faith of the Dealer Manager in performing the services that are the subject of this Agreement.
          (b) Upon receipt of actual notice of any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder, noteholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) against the Dealer Manager with respect to which indemnity may be sought hereunder, the Dealer Manager shall notify the Company in writing, provided that the failure to so notify the Company will not relieve the Company of any liability that the Company may have on account of this indemnity or otherwise. If requested by a Dealer Manager, the Company may assume the defense of any such Proceeding, including the employment of counsel reasonably satisfactory to the Dealer Manager, and in such event, the Company a shall have the right, subject to the other terms of this Agreement, to defend, handle, settle, compromise and otherwise deal with any and all such matters for itself and the Dealer Manager. The Dealer Manager shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Dealer Manager, unless (i) the Company shall have failed promptly to assume the defense thereof and employ counsel as provided above or (ii) the named parties to any such Proceeding include the Dealer Manager and the Company, and the Dealer Manager shall have been advised by counsel that there is a potential or actual conflict in the Company’s interests on the one hand and such Dealer Manager’s interests on the other hand, or that there may be one or more legal defenses available to it that are different from or in addition to those available to the Company, provided that the Company shall not in any event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Proceeding, in addition to any local counsel. Such separate counsel shall be designated by UBS.
          (c) If such indemnification were for any reason not to be available or sufficient to hold the Dealer Manager harmless, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses referred to herein (i) in the proportion appropriate to reflect the relative benefits received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, in the matters contemplated by this Agreement or (ii) if (but only if and to the extent) the allocation provided by the foregoing clause (i) is not permitted by applicable law or any other reason, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of the Company, on the one hand, and of you, on the other, in connection with the statements, actions or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by you, on the other, shall be deemed in the same proportion as (i) as the total market value of the shares of Common Stock (as of the Expiration Date) issued in the Exchange Offer bears to (ii) the amount of the Fee actually received by the Dealer Manager from the Company in connection with your engagement hereunder; provided, that in no event shall the Company contribute less than the amount necessary to assure that you are not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by you pursuant to this Agreement The relative fault of the Company, on the one hand, and of you, on the other, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or by you and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by either the Company or by you and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.
          (d) The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not the Dealer Manager is an actual or potential party to such Proceeding, without UBS Securities LLC’s prior written consent unless such settlement (i) includes an unconditional release of the Dealer Manager from all liability in any way related to or arising out of such Proceeding and (ii) does not impose any actual or potential liability upon the Dealer Manager and does not contain any factual or legal admission by or with respect to the Dealer Manager or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of the Dealer Manager or any action or inaction by the Dealer Manager. For purposes of this paragraph, the Dealer Manager shall include UBS Securities LLC and any of its respective affiliates, the respective current and former officers, directors, employees and agents of UBS Securities LLC and their respective affiliates, and each other person, if any, controlling UBS Securities LLC or any of their respective affiliates, and the respective successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.
          11. Indemnification and Reimbursement; Representations and Warranties to Remain Operative. The indemnity, reimbursement and contribution agreements contained in Section 10 and the representations, warranties and covenants of the Company in this Agreement shall remain operative and in full force and effect regardless of (a) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Exchange Offer or the termination or assignment of this Agreement, (b) any investigation made by or on behalf of any party entitled to indemnification pursuant to the terms of Section 10 and (c) any withdrawal by you pursuant to Section 12 or 15.
          12. Conditions to Obligations of the Dealer Manager. Your obligations hereunder as Dealer Manager shall at all times be subject, in your sole discretion, to the satisfaction of the following conditions:
     (a) The Registration Statement shall become effective prior to the Expiration Date; the Prospectus and any amendment or supplement thereto shall have been filed with the Commission in the manner and within the time period required; no stop order suspending the effectiveness of the Registration Statement or any amendment thereto shall have been issued, and no proceedings for that purpose shall have been instituted or threatened or, to the knowledge of the Company or the Dealer Manager, shall be contemplated by the Commission; and the Company shall have complied with any request of the Commission for additional information (to be included in the Registration Statement or the Prospectus or otherwise); and the Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act Regulations at or before 5:30 P.M., New York City time on the second full business day after the effective date of the Registration Statement (or such earlier time as may be required by the Act);
     (b) all representations, warranties and other statements of the Company contained herein are now, and at all times until the expiration, completion or termination of the Exchange Offer and as of the date or dates on which the Securities are exchanged by the Company pursuant to the Exchange Offer will be, true and correct;
     (c) the Company, at all times during the pendency of the Exchange Offer, shall have performed all of its obligations hereunder to be performed by it;
     (d) no stop order, restraining order or denial of an application for approval shall have been issued and no investigation or litigation shall have been commenced or threatened (and no significant development in any pending proceedings, investigations or litigation shall have occurred) before any regulatory authority, other public body or court of any jurisdiction with respect to the Exchange Offer which you, in good faith, believe makes it inadvisable for you to continue to act hereunder;
     (e) The FINRA shall not have raised any objection with respect to the fairness or reasonableness arrangements of the transactions, contemplated hereby;
     (f) the Common Stock shall have been approved for listing on the NYSE, subject only to notice of issuance at or prior to the Expiration Date;
     (g) the Company shall have delivered to you an opinion of Simpson Thacher & Bartlett LLP, counsel to the Company, substantially to the effect of Exhibit D hereto, addressed to you (i) on each of the date of commencement of the Exchange Offer (the “Commencement Date”) and the Settlement Date, an opinion or opinions with respect to such matters as you may reasonably request, and (ii) on each of the Commencement Date and the Expiration Date, a negative assurance letter, in each case dated the respective date of delivery;
     (h) the Company shall have delivered to you an opinion of (i) Enrique R. Ubarri, General Counsel of the Company, substantially to the effect of Exhibit E hereto, addressed to you on the Commencement Date and the Settlement Date and (ii) O’Neill & Borges, counsel to the Company, substantially to the effect of Exhibit F hereto, addressed to you on the Commencement Date and the Settlement Date;

     (i) you shall have received at the time of the Exchange Offer, the favorable opinion of Sidley Austin llp, counsel for the Dealer Manager, dated the Commencement Date, the Expiration Date and the Settlement Date, as the case may be, in form and substance reasonably satisfactory to the Dealer Manager, with respect to the Exchange Offer, the Registration Statement, the Prospectus and other related matters as the Dealer Manager may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Dealer Manager. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials;
     (j) the Company shall have delivered to you on the Expiration Date and the Settlement Date, a certificate, dated the date of its delivery, signed by either the Company’s Chief Executive Officer or Chief Financial Officer, substantially in the form of Exhibit G hereto;
     (k) at each of the Commencement Date, the Expiration Date and the Settlement Date, the Company shall have requested and caused its independent auditors to furnish to the Dealer Manager customary comfort letters, dated respectively as of the Commencement Date, the Expiration Date and the Settlement Date, and in form and substance reasonably satisfactory to the Dealer Manager; and
     (l) the Company shall have furnished to you such information, certificates or other documents, in addition to those specifically mentioned herein, as you may have reasonably requested.
          In the event that at any time during the pendency of the Exchange Offer any representation, warranty or other statement of the Company contained herein ceases to be true and correct, the Company shall promptly use its best efforts to seek to cause such representation, warranty or other statement to be true and correct. You shall have a reasonable period of time after discovering or being informed of a breach in any of the foregoing conditions to elect whether to continue to act as Dealer Manager. Your resignation as Dealer Manager as a result of a breach of the foregoing conditions shall be without prejudice to your entitlement to fees, expenses or indemnity under this Agreement.
          13. Publications. The Company agrees that you have the right to place advertisements in financial and other newspapers and journals at your own expense describing your services to the Company hereunder, provided that you shall provide to the Company for review a reasonable amount of time prior to publication copies of any such advertisements.
          14. Confidentiality; References to Dealer Manager. (a) Any advice or opinions provided by you in connection with or related to this Agreement shall not be disclosed to any third party (other than attorneys and accountants retained by the Company who agree to keep such advice or opinions confidential) or referred to publicly by the Company except in accordance with your prior written consent, which shall not be unreasonably withheld or delayed, other than as necessary to comply with applicable law (after consultation with, and approval as to form and substance by, UBS and its counsel) or as may be compelled in a judicial or administrative proceeding or pursuant to subpoena or consent decree.

          (b) The Company agrees that any reference to the Dealer Manager or its affiliates in any of the Exchange Offer Materials, or any other release or communication to any party outside the Company pertaining to the Exchange Offer, is subject to the Dealer Manager’s prior written approval, which written approval shall not be unreasonably withheld or delayed. If the Dealer Manager resigns or is terminated prior to the dissemination of any Exchange Offer Materials or any other release or communication, no reference shall be made therein to the Dealer Manager without the Dealer Manager’s prior written permission.
          15. Termination. (a) This Agreement shall terminate upon the earlier of (i) the expiration, termination or withdrawal of the Exchange Offer or (ii) the withdrawal by you as a Dealer Manager, pursuant to the last paragraph of Section 12 or Section 15(b), in each case without liability or continuing obligation hereunder of the Company or the Dealer Manager, except as specifically provided herein. In addition, this Agreement may be terminated by the Dealer Manager, or the services of the Dealer Manager may be terminated by the Company, at any time upon prior written notice by the terminating party to the other party hereto without liability or continuing obligation of the Company or the Dealer Manager. Notwithstanding any termination, the Dealer Manager shall be entitled to any fees and expenses payable to such Dealer Manager pursuant to this Agreement. In addition, if at any time prior to the expiration of 180 days following such termination the Company consummates, or enters into a definitive agreement that subsequently results in the consummation of an exchange offer with respect to the Securities, the Company will pay the Dealer Manager the fee specified in this Agreement with respect to any Securities exchanged in such transaction. The provisions of Sections 3, 5, 6, 8, 10, 11, 14, 15, 19, 20, 21, 22 and 25 shall survive the termination of this Agreement for any reason whatsoever.
          (b) If the Company (i) uses or permits the use of, or files with the Commission, any Exchange Offer Materials (A) to which the Dealer Manager or its counsel shall reasonably object or (B) without first providing such material to the Dealer Manager for review and comment, or (ii) shall have breached in any material respect any of its representations, warranties, agreements or covenants herein, or failed to fulfill any condition, then in any such case the Dealer Manager shall be entitled to withdraw as Dealer Manager in connection with the Exchange Offer without any liability or penalty to you or any other party and without any loss of right to indemnification or contribution under this Agreement, and without loss of any right to the payment of all fees and expenses payable hereunder which have been incurred to the date of such withdrawal. In the event of any such withdrawal, for the purpose of determining the fees payable to you pursuant to this Agreement, the amount of Securities exchanged as of the close of business on the date of such withdrawal that are thereafter purchased pursuant to the Exchange Offer, shall be deemed to have been purchased, pursuant to the Exchange Offer, as of the date of such withdrawal. Notwithstanding anything to the contrary contained herein, it is hereby agreed that, in the event of any withdrawal by you pursuant to this Section 15(b), the fees accrued and the reimbursement of your expenses incurred through the date of such withdrawal shall be paid to you promptly after the date of such withdrawal.

          16. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile (upon receipt of a facsimile confirmation) to the parties hereto as follows:
(a) If to you:
UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
Attention: Liability Management Group
Facsimile: (203) 719-7139
With a copy to (which shall not constitute notice):
UBS Securities LLC
Attention: Legal and Compliance Department
Facsimile: (203) 719-0680
With a copy to (which shall not constitute notice):
Sidley Austin llp
787 Seventh Avenue
New York, NY 10014
Attention: Samir Gandhi
Facsimile: (212) 839-5599, and
If to the Company:
Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Attention : Enrique R. Ubarri
Facsimile: (787) 474-8014
With a copy to (which shall not constitute notice):
Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: D. Rhett Brandon
Facsimile: (212) 455-2502
          17. Exclusivity. For as long as UBS Securities LLC is the Dealer Manager, the Company and its affiliates shall not directly or indirectly initiate or participate in any discussion or other contacts with holders of Securities, or solicit any inquiries or indications from holders of Securities, concerning the Exchange Offer except through UBS, the Exchange Agent or the Information Agent. Notwithstanding termination of this Agreement, neither the Company nor any of its Subsidiaries will, directly or indirectly engage or appoint any person or entity other than you to act as dealer manager, or to otherwise solicit exchanges of Securities or to solicit any inquiries or indications from holders of Securities in connection therewith, until at least 6 months after termination of this Agreement.
          18. Successors and Assigns. This Agreement, including any rights to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company and you and such other parties entitled to indemnification pursuant to the terms of Section 10, and the respective successors and assigns of such parties. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof. This Agreement shall not be assigned by you without the prior written consent of the Company.
          19. Consent to Jurisdiction; Service of Process. The Company hereby (a) submits to the jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York (collectively, the “New York Courts” and each, a “New York Court”) with respect to any actions and proceedings arising out of or relating to this Agreement and hereby consents to personal service with respect thereto, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York Courts, (c) waives the defense of an inconvenient forum, and (d) agrees not to commence, prosecute or continue any action or proceeding relating to this Agreement other than in a New York Court. Without prejudice to the foregoing, the Company hereby (i) consents to personal jurisdiction, service of process and the commencement and conduct of proceedings against it in any court in which any claim arising out of or in connection with this Agreement is brought by any third party against a Dealer Manager and (ii) agrees that a final judgment in any action or proceeding arising out of or in connection with this Agreement shall be conclusive and binding upon it, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          20. Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).
          21. Waiver of Jury Trial. THE COMPANY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE EXCHANGE OFFER).

          22. No Fiduciary Relationship. The Company hereby acknowledges that you are acting solely as dealer manager in connection with the Exchange Offer. The Company further acknowledges that the Dealer Manager is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s-length basis and in no event do the parties intend that the Dealer Manager act or be responsible as a fiduciary to the Company, its respective management, stockholders, creditors or any other person in connection with any activity that such Dealer Manager may undertake or has undertaken in furtherance of the Exchange Offer, either before or after the date hereof. The Dealer Manager hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Dealer Manager agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by the Dealer Manager to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Dealer Manager with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.
          23. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.
          24. Counterparts; Severability; Headings; Modifications. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not to be deemed to be part of this Agreement. This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.
          25. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Dealer Manager and the Company and, to the extent provided in Section 10 hereof, the controlling persons, directors and officers referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.
          26. Miscellaneous. UBS, an indirect, wholly owned subsidiary of UBS AG, is not a bank and is separate from any affiliated bank, including any U.S. branch or agency of UBS AG. Because UBS is a separately incorporated entity, it is solely responsible for its own contractual obligations and commitments, including obligations with respect to sales and purchases of securities. Securities sold, offered or recommended by UBS are not deposits, are not insured by the Federal Deposit Insurance Corporation, are not guaranteed by a branch or agency, and are not otherwise an obligation or responsibility of a branch or agency.

Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter so signed, whereupon this letter and your acceptance shall constitute a binding agreement among us.

Very truly yours, DORAL FINANCIAL CORPORATION
By:
Name:
Title:

Accepted as of the date first set forth above: UBS SECURITIES LLC
By:
Name:
Title:

By:
Name:
Title

Schedule A
Company’s Securities Subject to the Exchange Offer
4.75% Perpetual Cumulative Convertible Preferred Stock of Doral Financial Corporation, liquidation amount per share of $250.00
7.00% Non-Cumulative Monthly Income Preferred Stock of Doral Financial Corporation, Series A, liquidation amount per share of $50.00
8.35% Non-Cumulative Monthly Income Preferred Stock of Doral Financial Corporation, Series B, liquidation amount per share of $25.00
7.25% Non-Cumulative Monthly Income Preferred Stock of Doral Financial Corporation, Series C, liquidation amount per share of $25.00

Schedule B

Exhibit A
Prospectus

Exhibit B
Letter of Transmittal

Exhibit D
Form of Opinion of Simpson Thacher& Bartlett LLP
          1. The statements made in the Prospectus under the caption “Certain United States federal income tax considerations”, insofar as they purport to constitute summaries of matters of the United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
          2. The Dealer Manager Agreement has been duly executed and delivered by the Company.
          3. The Exchange Offer, the issuance of the Exchange Shares and the execution, delivery and performance by the Company of the Dealer Manager Agreement will not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument filed as an exhibit to the Registration Statement and which the Company has represented lists all material agreements and instruments to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, or any federal or New York State statute or any rule or regulation that has been issued pursuant to any federal or New York State statute or any order known to us issued pursuant to any federal or New York State statute by any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except that it is understood that no opinion is given in this paragraph 3 with respect to any federal or state securities law or any rule or regulation issued pursuant to any federal or state securities law.
          4. Except as disclosed in the Prospectus, no consent, approval, authorization, order, registration or qualification of or with any federal or New York State governmental agency or body or, to our knowledge, any federal or New York State court is required for the compliance by the Company with all of the provisions of the Dealer Manager Agreement, except for the registration under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the Exchange Offer.
          5. There are no preemptive rights under federal or New York State law to subscribe for shares of the Common Stock. There are no preemptive or other rights to subscribe for or purchase, nor any restriction upon the transfer of, any shares of Common Stock pursuant to any agreement or other instrument filed as an exhibit to the Registration Statement.
          6. The Registration Statement has become effective under the Securities Act and the Prospectus was filed on December [ ], 2009 pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or proceeding for that purpose has been instituted or threatened by the Commission.
          7. The Exchange Offer, the issuance of the Exchange Shares and the execution, delivery and performance by the Company of the Dealer Manager Agreement will not result in the violation of Regulation 14E under the Exchange Act.
          8. The Company is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

Exhibit E
Form of Opinion of Enrique R. Ubarri
          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Puerto Rico, with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Disclosure Package; and the Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
          2. Each of the Subsidiaries has been duly incorporated or created and is validly existing as a corporation, limited liability company or bank in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package.
          3. The Company and the Subsidiaries are each duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where the ownership or leasing of their respective properties or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
          4. All of the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no security interest, other encumbrance or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Subsidiaries are outstanding.
          5. The Exchange Offer will not violate the Certificate of Incorporation or By-laws of the Company or any Puerto Rico statute or the Puerto Rico General Corporation Law or any rule or regulation that has been issued pursuant to any Puerto Rico statute or the Puerto Rico General Corporation Law or any order known to me issued pursuant to any Puerto Rico statute or the Puerto Rico General Corporation Law by any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.
          6. No consent, approval, authorization, order, registration or qualification of or with any Puerto Rico governmental agency or body acting pursuant to the Puerto Rico General Corporation Law or, to my knowledge, any Puerto Rico court acting pursuant to the Puerto Rico General Corporation Law is required for the Exchange Offer and the compliance by the Company with all of the provisions of the Dealer Management Agreement, except for such consents, approvals, authorizations, registrations or qualifications as may be required under Puerto Rico securities or Blue Sky laws in connection with the Exchange Offer.

Exhibit F
Form of Opinion of O’Neill & Borges
          1. Doral Financial has full corporate power and authority to take, and has duly taken, all necessary corporate action to authorize the Exchange Offer and the execution, delivery and performance of the Dealer Management Agreement by Doral Financial.
          2. The Dealer Management Agreement has been duly authorized by Doral Financial. Under the laws of the Commonwealth of Puerto Rico, the Dealer Management Agreement constitutes the legal, valid and binding obligation of Doral Financial, enforceable against Doral Financial in accordance with its terms. The enforceability of the Dealer Management Agreement is subject to the qualifications and limitations set out below.
          3. All of the issued and outstanding shares of capital stock, including the Common Stock, of Doral Financial have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any statutory or preemptive, resale rights, rights of first refusal or similar right. The shares of Common Stock to be issued in connection with the Exchange Offer will be free of any restriction upon the voting or transfer thereof pursuant to the laws of the Commonwealth of Puerto Rico or of Doral Financial’s certificate of incorporation or by-laws or any agreement or other instrument to which Doral Financial is a party.
          4. The statements under the caption “Certain Puerto Rico tax considerations” in the Prospectus to the extent that they constitute a description of tax laws and regulations of the Commonwealth of Puerto Rico or its agencies, authorities or other governmental or quasi-governmental bodies, or documents or proceedings or conclusions of law, are correct in all material respects.
          5. The statements contained in the Prospectus under the captions “Description of capital stock” and “Description of the preferred stock” to the extent that they constitute a description of the corporation law of the Commonwealth of Puerto Rico and certain provisions of the amended and restated certificate of incorporation (including the certificates of designation of the various series of preferred stock issued by Doral Financial) and by-laws of Doral Financial, constitute fair and accurate summaries of the documents and matters of law purported to be summarized therein.

Exhibit G
Officer’s Certificate
     I,               , [Chief Executive Officer/ Chief Financial Officer] of Doral Financial Corporation, a Puerto Rico corporation (the “Company”), pursuant to Section 12(j) of that Dealer Manager Agreement dated December [XX], 2009 (the “Dealer Manager Agreement”), by and between the Company and UBS Securities LLC, do hereby certify that:
     (i) Each of the representations and warranties of the Company contained in the Dealer Manager Agreement was, when originally made, and is, at the time this certificate is delivered, true and correct in all material respects; and
     (ii) Each of the covenants required to be performed by the Company herein on or prior to the delivery of this certificate has been duly, timely and fully performed in all material respects, and each condition in the Dealer Manager Agreement required to be complied with by the Company on or prior to the date of this certificate has been duly, timely and fully complied with, in all material respects.
          IN WITNESS WHEREOF, I have hereunto set my hand this       of           ,      .